EXHIBIT 99.1

[FTD LOGO]

Contact Information: FTD Group, Inc. Jandy Tomy

Investor Relations (630) 724-6984

jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Announces Pricing of Public Offering of Six Million Shares of Common Stock

DOWNERS GROVE, IL. — Wednesday, March 7, 2007 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a price of $17.50 per share.

The 6,000,000 shares are being offered by stockholders affiliated with Leonard Green & Partners, L.P. and certain members of management. The selling stockholders have also granted the underwriters a 30-day option to purchase up to an additional 900,000 shares. Goldman Sachs & Co., Merrill Lynch & Co. and William Blair & Company are serving as underwriters of the offering.

Copies of the prospectus supplement relating to the offering may be obtained by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, Concourse Level, New York, New York 10004 or by fax at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com or by contacting Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 or by phone at (212) 449-1000.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 45,000 floral shops globally. The consumer businesses operate primarily through Web sites in the U.S., Canada, the U.K. and the Republic of Ireland and are complemented by the florist businesses which provide products and services to the Company’s independent members.

3113 Woodcreek Drive Downers Grove, IL  60515
Main Phone: (630) 719-7800